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                                                                   EXHIBIT 10.18

                            IMSCO TECHNOLOGIES, INC.
                           8450 East Crescent Parkway
                                    Suite 100
                           Greenwood Village, CO 80111


                                  July 5, 2001


Keating Investments, LLC
8450 East Crescent Parkway
Suite 100
Greenwood Village, Colorado 80111

Gentlemen:

         This letter shall set forth our agreement with respect to services to be provided by Keating Investments, LLC ("Keating") to Imsco Technologies, Inc. ("Imsco"), in connection with the proposed equity financing of $1,500,000 by Trilium Holdings Ltd. ("Trilium"), which such entity was first introduced to Imsco by Keating ("Transaction"). We hereby agree as follows:

         1. SERVICES. Imsco agrees to pay Keating the fees set forth in Paragraph 2 with respect to the Transaction upon confirmation of receipt of funds from Trilium.

         2. COMPENSATION. As compensation for the assistance described above, Imsco agrees to pay Keating, upon the closing of the Transaction, an amount equal to ten percent (10.0%) of the investment made by Trilium.

         3. TERM. This retention of Keating by Imsco hereunder shall commence on the date hereof and shall continue until terminated by either party immediately upon written notice to the other or, if earlier, the termination or abandonment of the Transaction.

         4. INDEPENDENT CONTRACTOR. Keating shall at all times act as and be an independent contractor, and in no event shall either Keating or any of its employees, agents or representatives be deemed to be an employee, agent or representative of Imsco. Keating shall have no authority to bind Imsco to any obligation, express or implied. Imsco acknowledges that a principal of Keating, Timothy J. Keating, is the sole director and officer of Imsco, but that Imsco has determined that the compensation arrangement described herein is fair to Imsco and similar to terms that would apply in an arm's-length transaction under the circumstances.

         5. MISCELLANEOUS. This agreement constitutes the entire agreement of the parties pertaining to the subject matter hereof, and the parties have made no agreements, representations or warranties relating to the subject matter of this agreement that are not set forth herein or therein. This agreement may not be modified, amended or waived in any matter except by an instrument in writing signed by each of the parties hereto. The waiver by either party of compliance with any provision of this agreement by the other party shall not operate or be construed as a waiver of any other provision of this agreement, or of any other

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breach by such party of a provision of this agreement. Neither party may assign its rights or obligations hereunder. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof. Neither party shall take any action with the intention or result that such action directly or indirectly circumvents the intentions or provisions hereof.

         If the foregoing represents our agreement, please sign both copies of this agreement where indicated below and return them to me.

                               Sincerely,

                               IMSCO TECHNOLOGIES, INC.



                               By:  /s/ Timothy J. Keating
                                    --------------------------------------------
                                    Timothy J. Keating, Chief Executive Officer



APPROVED AND ACCEPTED THIS
5TH DAY OF JULY, 2001:

KEATING INVESTMENTS, LLC



By:  /s/ Timothy J. Keating
     ------------------------------------
     Timothy J. Keating, Managing Member